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Agenda
Introduction
• Maria Riley, Investor Relations
Results Overview
• Lee Chen, CEO, President and Founder
Q3 2015 Financial Results & Q4 Business Outlook
• Greg Straughn, CFO
Q & A
• Lee Chen, CEO, President and Founder
• Greg Straughn, CFO
• Ray Smets, VP – Global Sales
Confidential | ©A10 Networks, Inc.
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Thank you all for joining us today. I am pleased to welcome you to A10 Networks third quarter 2015 financial results conference call. This call is being recorded and webcast live and may be accessed for 90 days via the A10 Networks website, www.a10networks.com.

Joining me today are A10's Founder & CEO, Lee Chen; A10's CFO, Greg Straughn; and our VP of Global Sales, Ray Smets.

Before we begin, I would like to remind you that shortly after the market closed today, A10 Networks issued a press release announcing its third quarter 2015 financial results. Additionally, A10 published a presentation along with its prepared comments for this call and supplemental trended financial statements. You may access the press release, presentation with prepared comments, and trended financial statements on the investor relations section of the company's website www.a10networks.com.

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A10 Networks – Q3 2015 Earnings - October 29, 2015 3 | P a g e During the course of today’s call, management will make forward-looking statements, including statements regarding our projections for our fourth quarter operating results, our expectations for future revenue growth, profitability and operating margin, expectations of customer buying patterns and the growth of our business generally. These statements are based on current expectations and beliefs as of today, October 29, 2015. A10 disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control that could cause actual results to differ materially. We disclaim any obligation to update these forward-looking statements as a result of future events or otherwise. For a more detailed description of these risks and uncertainties, please refer to our most recent 10-Q filed on August 6th.

A10 Networks – Q3 2015 Earnings - October 29, 2015 4 | P a g e Please note that with the exception of revenue, financial measures discussed today are on a non-GAAP basis and have been adjusted to exclude certain charges. A reconciliation between GAAP and non-GAAP measures can be found in the press release issued today and on the trended quarterly financial statements posted on the company’s website. We will provide our current expectations for the fourth quarter of 2015 on a non-GAAP basis. However, we will not make available a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis due to high variability and low visibility with respect to the charges, which are excluded from these non-GAAP measures. Before I turn the call over to Lee, I’d like to announce that management will attend the Cowen Networking and Cybersecurity Summit in New York City in December. We hope to see many of you there. Now I would like to turn the call over to Lee for opening remarks.

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A10 Networks – Q3 2015 Earnings - October 29, 2015 6 | P a g e I am pleased to report another strong quarter that included achieving record revenue for the second consecutive quarter as we continued to execute on our growth strategy and deliver results. We also continued to drive leverage through our operating structure and improved our bottom line by 50% year-over-year. Additionally, we generated 4.2 million dollars in cash from operations. Looking at our topline performance in more detail, total revenue grew 17% year-over-year and 7% sequentially to reach a record 50.8 million dollars. Product revenue grew 11% over last year and 5% over Q2 to reach 35.0 million dollars and we achieved record enterprise revenue of 30.4 million dollars, up 15% from last year.

A10 Networks – Q3 2015 Earnings - October 29, 2015 7 | P a g e Our growth this quarter was driven by sales of our high-end security focused Thunder products, including our ADC with advanced security features such as SSL insight and our Thunder TPS DDoS mitigation solution in which product revenue grew 17% sequentially. The innovations we have made in security are opening new doors for A10 both within new and existing customers and partners.

Select Customer Wins
U.S. Mobile Cloud Applications Provider
- Thunder TPS for DDoS; backbone for their DDoS as a service offering
Large U.S Service Provider
- Thunder TPS for DDoS; warding off volumetric DDoS attacks on their public cloud
Fortune 500 Tech Company
- Thunder ADC with SSL Insight; encrypting and decrypting data between data centers
U.S. Government Branch
- Thunder ADC with SSL Insight; improving overall web and email security
Confidential | ©A10 Networks, Inc.
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I would like to highlight a few recent wins where our products are being deployed in security environments:

- A mobile cloud applications provider in the U.S. chose our Thunder TPS platform as the backbone for their DDoS as a service offering.
- A large U.S. service provider customer selected our Thunder TPS platform to ward off volumetric DDoS attacks on their Public Cloud. While this carrier is already an A10 customer, this was our first win into their cloud infrastructure.
- To improve overall security, a Fortune 500 technology company selected our Thunder ADC with SSL to encrypt and decrypt data between their data centers.
- And a branch of the U.S. government looking to improve performance and overall security for their web and email environments, turned to A10's Thunder ADC with SSL Insight.

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A10 Networks – Q3 2015 Earnings - October 29, 2015 9 | P a g e Our advanced technology platform based on our highly flexible and scalable ACOS software is at the core of our ability to add new customers, expand within existing customers and quickly bring new products to market. We have worked to expand our addressable market and diversify our customer base by introducing new security products and features. Based on the market trends we see today, we believe that security features will continue to converge onto an ADC based platform. With our highly scalable, flexible and cloud-ready ACOS software platform, we see significant market expansion opportunities as the industry continues to converge. We plan to announce a new standalone security solution on November 10th. We look forward to sharing the details of our new product with you then. In summary, we are pleased with our third quarter performance. We believe we are making substantial progress in executing our strategy to build a strong foundation for long-term growth, while at the same time, improving our bottom line and driving closer toward profitability.

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A10 Networks – Q3 2015 Earnings - October 29, 2015 11 | P a g e Third quarter revenue grew to 50.8 million dollars, up 17% compared with 43.4 million dollars in the prior year. Deferred revenue grew 30% year-over-year to reach a record high of 66.3 million dollars.

A10 Networks – Q3 2015 Earnings - October 29, 2015 12 | P a g e Third quarter product revenue grew 11% to 35.0 million dollars, representing 69% of total revenue, compared with 31.6 million dollars, or 73% of total revenue in the prior year third quarter. Service revenue grew 33% to 15.8 million dollars, or 31% of total revenue, compared with 11.8 million dollars, or 27%, in the third quarter of 2014. From a geographic standpoint, third quarter revenue from the United States grew 23% year- over-year to reach 25.1 million dollars, or 49% of total revenue. Third quarter revenue from Japan was 8.8 million dollars, or 17% of total revenue, compared with 9.9 million dollars or 23% of total revenue in the third quarter of 2014, on a constant currency basis Japan revenue would have been flat year-over-year. Revenue from APAC (excluding Japan) grew 27% year-over year and 44% sequentially to reach 8.0 million dollars, or 16% of total revenue. And in EMEA we generated record revenue of 7.3 million dollars, or 14% of total revenue, which represents a 48% year-over-year increase. Our enterprise and service provider revenue split this quarter was 60% and 40% of total revenue, respectively. We achieved record enterprise revenue of $30.4 million dollars, representing a 10% increase from the prior quarter and up 15% from Q3 of last year. Service provider revenue came in at 20.4 million dollars, compared with 20.0 million dollars in the prior quarter and 17.1 million dollars in the third quarter of 2014. From a customer perspective, our revenue was well diversified with no 10% or greater customers in the quarter. Revenue outside of our top-10 customers grew 24% over Q3 of last year and 24% sequentially, representing 69% of our total revenue.

A10 Networks – Q3 2015 Earnings - October 29, 2015 13 | P a g e Moving beyond revenue, all further metrics discussed on this call are on a non-GAAP basis, unless expressly stated otherwise. We delivered third quarter total gross margin of 75.8%, within our expected range of 75% to 77%. Product gross margin was 75.8% in Q3 of 2015, compared with 76.4% in the prior quarter and 72.2% in the third quarter of 2014. Product gross margin was negatively impacted by 100 basis points due to initial investments we made related to two new OEM opportunities. Our services gross margin came in at 75.9%, a decrease of 27 basis points vs. Q2’15 and a 142 basis point decline from Q3 of 2014.

A10 Networks – Q3 2015 Earnings - October 29, 2015 14 | P a g e We ended the quarter with a staff of 816, up from 800 at the end of Q2, with the majority of headcount additions in R&D and sales and marketing. In Q3 Sales and marketing expense was 23.7 million dollars, compared with 23.1 million dollars in the prior quarter. On a percentage basis, sales and marketing expense decreased to 46.6% of revenue, compared with 48.6% in the prior quarter. In Q3 R&D expense totaled 12.1 million dollars or 23.8% of revenue, compared with 12.4 million dollars or 26.1% of revenue in the prior quarter. Third quarter combined G&A and litigation expense was approximately 6.8 million dollars or 13.3% of revenue, compared with 5.5 million dollars or 11.6% of revenue in Q2, which included some favorable one-time items. In total, third quarter non-GAAP operating expenses were 42.5 million dollars compared with 41.0 million dollars in the prior quarter. Third quarter non-GAAP operating loss was 4.0 million dollars, compared with a loss of 4.7 million dollars in the second quarter. Our non-GAAP net loss in the third quarter was 4.4 million dollars or 7 cents per share, ahead of our guided range of 8 to 12 cents per share. Q3’s net loss represents an 18% sequential improvement, compared with a net loss of 5.3 million dollars or 9 cents per share in Q2 and a 50% improvement when compared with a loss of 8.8 million dollars or 15 cents per share in the third quarter of 2014. Basic and diluted weighted outstanding shares for the third quarter were approximately 62.8 million shares.

A10 Networks – Q3 2015 Earnings - October 29, 2015 15 | P a g e Moving to the balance sheet, at September 30, 2015 we had 100.5 million dollars in total cash and equivalents, up from 96.2 million dollars at the end of June. During the quarter, cash generated from operations was 4.2 million dollars, reflecting strong billings and collection activities and expense management. This is our second sequential quarter to generate cash flow from operations and we are pleased with the improvements in our working capital management, however, we would like to remind you that we expect to use up to a few million dollars in cash per quarter to fund operations until we reach operating profitability on a non- GAAP basis. We ended Q3 with 41.5 million dollars of net accounts receivable, compared with the Q2’15 balance of 46.2 million dollars. Average days sales outstanding declined to 80 days compared with 95 days in the prior quarter.

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